Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of October 6, 2017, and shall be effective as of January 1, 2018 (the “Effective Date”), by and between Jeff P. Gehl (the “Executive”) and RCP Advisors 3, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein;

WHEREAS, the Executive desires to be employed by the Company on these terms and conditions;

WHEREAS, Executive has entered into that certain Contribution and Exchange Agreement as of even date herewith (the “Contribution and Exchange Agreement”), pursuant to which P10 Industries, Inc., a Delaware corporation (“P10”) will acquire all of the issued and outstanding membership interests and all associated goodwill in the Company from Executive and other parties thereto;

WHEREAS, Executive, by virtue of his status as a member of the Company, will receive substantial economic benefits from the consummation of the transactions contemplated by the Contribution and Exchange Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of the date hereof, and shall continue until the fifth anniversary thereof, unless terminated earlier pursuant to Section 5; provided that, on the fifth anniversary of the Effective Date and each annual anniversary thereafter (that date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of his intention not to extend the term of the Agreement at least sixty (60) days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as Managing Partner and Vice President of the Company, serving on the Company’s Board of Managers (the “Board”). In that position, the Executive shall perform the duties set forth in Section 2.2 hereof.

2.2 Duties. During the Employment Term, the Executive shall perform his/her duties as Managing Partner and Vice President on behalf of the Company and shall not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of those services either directly or indirectly without the prior written consent of the Company. The Executive agrees that he will devote all necessary business time, attention, and energies, as well as the Executive’s best talents and abilities to the business of the Company, in accordance with the Company’s instructions and directions. Notwithstanding the foregoing, and subject to Section 8, so long as there are no conflicts of interest between the Executive’s activities and the Company’s business, the Executive will be permitted to (a) with the prior written consent of the Company (which consent can be withheld by the Company in its discretion) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, and (b) purchase publicly traded securities of any corporation; provided that the ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation; provided further that the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2.

3. Place of Performance. The principal place of the Executive’s employment shall be the Company’s principal executive office or any assigned satellite office as applicable; provided that, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary; Incentive Compensation.

(a) The Company shall pay the Executive an annual rate of base salary of $210,888 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Company may, but shall not be required to, increase the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

(b) The Company may pay Executive additional incentive compensation including stock options in P10, additional cash compensation, and/or carried interests in new fund clients of the Company. Payment of incentive compensation will be at the discretion of the Board of Managers and will take into account, among other factors, the financial performance of the Company, Executive’s prior percentage membership interest in the Company immediately prior to the transaction set forth in the Contribution and Exchange Agreement.

4.2 Intentionally Omitted.

4.3 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of the Employee Benefit Plan and applicable law.

4.5 Vacation; Paid Time-Off. During the Employment Term, the Executive shall be entitled to twenty-five (25) days of paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as these policies may exist from time to time.

4.6 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.7 Indemnification.

(a) If the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees).

(b) During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

5. Termination of Employment. The Executive’s employment hereunder may be terminated by the Company only for Cause (as defined below) or by the Executive for Good Reason (as defined below).

5.1 Non-Renewal of the Employment Term; Termination for Cause or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason, in which case the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below);

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) the employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date, which benefits shall be provided in accordance with the terms of such plans; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” means any of the following; provided, however, that actions described in subsections (i), (ii), (vi),(vii), (viii), and (ix) shall constitute Cause thirty (30) days following written notice to the Executive unless Executive cures such action to the satisfaction of the Company as determined in the Company’s sole discretion:

(i) the Executive’s persistent failure to perform his duties (other than any failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s failure to comply with any valid and legal directive of the Company;

(iii) the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s violation of a material policy of the Company;

(vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix) any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term.

(c) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i) a material reduction in (1) the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions, or (2) Executive’s participation in other material benefits, including stock options in P10, carried interests, and other incentive compensation, based on the historic practices of the Company and/or RCP Advisors 3, LLC, a Delaware limited liability company;

(ii) any material breach by the Company of any material provision of this Agreement;

(iii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where the assumption occurs by operation of law; or

(iv) a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

(v) a permanent relocation of the Executive’s principal place of employment by more than one hundred (100) miles from the location set forth in Section 3;

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of the grounds and the Company has had at least one hundred twenty (120) days from the date on which the notice is provided to cure the circumstances. If the Executive does not terminate his employment for Good Reason within one hundred eighty (180) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to those grounds.

5.2 Termination Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts, and subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 and his execution of a mutual release of claims in favor of the Executive, the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and the Release becoming effective and irrevocable within 60 days following the Termination Date (the 60-day period, the “Release Execution Period”), the Executive shall be entitled to receive his/her continued Base Salary for three (3) months following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices, which shall be paid commencing with the first payroll period that follows the Release Execution Period; provided that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability (as defined below).

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner that is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make the determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. The date of such writing shall be the date of determination for purposes of Section 5.5(b).

5.4 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party in accordance with Section 23. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date (as defined below).

5.5 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date that is thirty (30) days after the Notice of Termination is delivered to the Executive unless the Executive cures the action constituting “Cause” to the Company’s reasonable satisfaction during such thirty (30) day period;

(d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered;

(e) If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered; and

(f) If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

5.6 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.7 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Company or any of its affiliates.

6. Cooperation. Certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for any reasonable travel and other expenses incurred in connection with cooperation provided under this Section 6.

7. Confidential Information.

7.1 Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence. The foregoing list is not exhaustive, and Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information includes information developed by the Executive in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that the disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

7.2 Company Creation and Use of Confidential Information. The Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings. As a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

7.3 Disclosure and Use Restrictions. The Executive shall: (i) treat all Confidential Information as strictly confidential; (ii) not directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Company acting on behalf of the

Company in each instance (and then, the disclosure shall be made only within the limits and to the extent of his duties or consent); and (iii) not access or use any Confidential Information, and not copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any these documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Company acting on behalf of the Company in each instance (and then, disclosure shall be made only within the limits and to the extent of his duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by law, regulation, or order. The Executive shall promptly provide written notice of any order to the Company. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement shall limit the Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.

The Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to the Confidential Information (whether before or after his begins employment by the Company) and shall continue during and after his employment by the Company until the Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

8. Restrictive Covenants.

8.1 Acknowledgement. Executive, acknowledges and agrees that the provisions set forth in this Section 8 are material terms relied upon by all parties to the Contribution and Exchange Agreement, and absent the provisions set forth in this Section 8, the parties to the Contribution and Exchange Agreement would not have executed the Contribution and Exchange Agreement without material modification to that agreement. In view of the reliance placed on the provisions set forth in this Section 8 by the parties to the Contribution and Exchange Agreement, Executive acknowledges and agrees that the restrictive covenants contained in this Section are fair and reasonable. Additionally, the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The services the Executive provides to the Company are unique, special, or extraordinary. The Company’s ability to preserve Confidential Information for the exclusive knowledge and use of the Company and to otherwise preserve the goodwill of the Company is of great competitive importance and commercial value to the Company, and improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2 Non-Competition.

(a) In order to protect the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for a period equal to the greater of (i) three (3) years from the Termination Date, or (ii) six (6) years from the Effective Date of this Agreement, the Executive shall not engage in Prohibited Activity within the State of Illinois or any other jurisdiction where the Company currently conducts business or may conduct business prior to the expiration of the Employment Term. For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

(b) Nothing herein shall prohibit the Executive from purchasing publicly traded securities of any corporation, provided that this ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation.

(c) This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that those rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any order to the Company.

8.3 Non-Solicitation of Employees. The Executive shall not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during three (3) years, to run consecutively, beginning on the Termination Date; provided, however, that the foregoing provision shall not prohibit solicitations made by the Executive to the general public or the Executive’s serving as a reference for any such employee upon request.

8.4 Non-Solicitation of Customers.

(a) Because of the Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer, and comprises Company trade secrets.

(b) The loss of a customer relationship and/or goodwill will cause the Company significant and irreparable harm.

(c) For a period equal to the greater of (i) three (3) years from the Termination Date, or (ii) six (6) years from the Effective Date of this Agreement, the Executive shall not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

8.5 Modification. If at the time of enforcement of the provisions of this Section 8, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable laws.

9. Non-Disparagement. The Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The Company will cause its officers and managers to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties. This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that these rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any order to the Company. In addition, this Section shall not prohibit either party from rebutting claims or statements made by any other person.

10. Acknowledgement. The services to be rendered by the Executive to the Company are of a special and unique character. The Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment. The restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The amount of the Executive’s compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8 and Section 9. The Executive has no expectation of any additional compensation in his capacity as an employee that are not otherwise referenced herein in connection herewith. The Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8 and Section 9 or the Company’s enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9, the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against the breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12. Proprietary Rights.

12.1 Work Product.

(a) All right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, these rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b) For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information and sales information.

12.2 Work Made for Hire; Assignment. By reason of the Executive’s employment by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and the copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

12.3 Further Assurances; Power of Attorney. During and after his employment, the Executive shall reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any of the foregoing documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in the circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

12.4 No License. This Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.

13. Security.

13.1 Security and Access. The Executive shall (a) comply with all Company security policies and procedures as in force from time to time including those regarding any and all Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive shall notify the Company promptly if he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any Company documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control; provided, however, the Executive may retain copies of documents relating to any employee benefit plans applicable to the Executive and income records to the extent necessary for the Executive to prepare the Executive’s individual tax returns or any records pertinent to any disputed termination of this Agreement or any claim for indemnification from the Company.

14. Governing Law; Consent to Jurisdiction. This Agreement is entered into in Chicago, Illinois and shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to conflict of law principles that would result in the application of any law other than the law of the State of Illinois. Each party acknowledges and consents to the personal jurisdiction of the State and Federal courts in the State of Illinois with respect to any action or proceeding arising out of or in connection with any provision of this Agreement.

15. Arbitration. Any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of this Agreement shall be subject to arbitration to be held in Chicago, Illinois in accordance with the Commercial Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect. The dispute will be decided by a single neutral arbitrator to be mutually agreed upon by the parties from JAMS’ panel of arbitrators. The arbitrator may grant injunctions or other relief in the dispute or controversy. The arbitration shall allow for reasonable discovery as agreed to by the parties or as directed by the arbitrator. The decision of the arbitrator shall be made in writing and will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration proceeding shall be entitled to recover reasonable costs, including attorney’s fees, as allowed by law and determined by the arbitrator. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This provision is governed by the Federal Arbitration Act.

16. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter. This Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the parties of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18. Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable that term or provision in any other jurisdiction. On a determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Section 409A.

21.1 General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

21.2 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, or to P10 Industries, Inc. or any of its wholly owned subsidiaries. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23. Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Communications must be sent to the respective parties at the following addresses (or at any other address for a party as shall be specified in a notice given in accordance with this Section 23):

If to the Company:	RCP Advisors 3, LLC 100 North Riverside Plaza, Suite 2400 Chicago, Illinois 60606 E-mail: nblatherwick@rcpadvisors.com Attention: Nell Blatherwick

If to the Executive:	[●] E-mail: jgehl@rcpadvisors.com

24. Representations of the Executive. The Executive represents and warrants to the Company that (a) the Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound, and (b) the acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgement of Full Understanding. THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement as of the date first above written.

COMPANY:

RCP ADVISORS 3, LLC

By:	/s/ William F. Souder

Name:	William F. Souder
Title:	President

EXECUTIVE:

/s/ Jeff P. Gehl
Jeff P. Gehl

18	[Signature Page to RCP 3 Employment Agreement]